Exhibit 99.1

Contacts:	Leslie Sutton (media)	Christopher Jakubik, CFA (investors)
	847-646-4538	847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS GROUP MARKS FIRST DAY AS INDEPENDENTLY TRADED COMPANY

Rings NASDAQ Stock Market Opening Bell

NORTHFIELD, Ill. – Oct. 2, 2012 – Tony Vernon, CEO of Kraft Foods Group, Inc. (NASDAQ: KRFT), today joined employees in the company’s Northfield, Ill. headquarters to ring the Opening Bell of the NASDAQ Stock Market and kick off the new food and beverage company’s first day of trading as an independent company. The spin-off of Kraft Foods Group was completed by Mondelēz International, Inc. (NASDAQ: MDLZ) on Oct. 1, 2012.

“Today is the beginning of a great new company, a totally new Kraft, one with the spirit of a startup and the soul of a powerhouse,” said Vernon. “We are proud of our rich history and deeply passionate about Kraft’s future. We see this as an opportunity to build something extraordinary, to create a renaissance in the North American food & beverage industry.”

A Company of Makers

Today’s Kraft is a $19 billion food & beverage company with a portfolio of beloved, iconic brands and an entrepreneurial spirit. Kraft’s success story has been an enduring one thanks to the entrepreneurs and innovators who have made the company what it is today. In honor of these present and future makers, Vernon was joined on the Opening Bell stage by American and Canadian employees representing the teams who will write the next chapter of Kraft’s story, including those from manufacturing, transportation, sales, finance, R&D and marketing.

“Our strength is in our people,” said Vernon. “We are 25,000 strong and together we will make the new Kraft.”

Kraft has a strong foundation on which to build. The company has an array of brands that is unprecedented and its products occupy the shelves of virtually every refrigerator and pantry across this continent. The company continues to make innovation the key driver of customer and consumer delight. Ten of the company’s brands achieved sales of $500 million or more in 2011, while an additional 17 brands posted sales of $100 million or more last year. Approximately 80 percent of Kraft Foods Group’s revenue comes from categories in which the company holds the No. 1 or No. 2 market position.

ABOUT KRAFT FOODS GROUP

Kraft Foods Group, Inc. (NASDAQ: KRFT) is a new company that has been around 109 years. North America’s fourth largest consumer packaged food and beverage company, Kraft had revenues of approximately $19 billion in 2011. The company has an unrivaled portfolio of products in the beverages, cheese, convenient meals and grocery categories. Its iconic brands include Kraft, Maxwell House, Oscar Mayer, Planters and JELL-O. Kraft’s 25,000 employees in the U.S. and Canada have a passion for making the foods and beverages people love. Kraft Foods Group became an independent company on Oct. 1, 2012 and will be a member of the Standard & Poor’s 500 index. For more information, visit www.kraft.com.